                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                             _____________________

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 1)

                                  Keane, Inc.
                                  -----------
                               (Name of Issuer)

                                 Common Stock
                                 ------------
                        (Title of Class of Securities)

                                   48666510
                                   --------
                                (CUSIP Number)
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CUSIP No. 48666510                                         Page 2 of 7
          --------


                                 SCHEDULE 13G

____________________________________________________________________________

1.   Name of Reporting Persons
     S.S. or I.R.S. Identification Number of Above Persons

     John F. Keane
     ###-##-####
____________________________________________________________________________

2.   Check the Appropriate Box if a Member of a Group - Not Applicable
____________________________________________________________________________

3.   SEC Use Only
____________________________________________________________________________

4.   Citizenship or Place of Organization

     United States of America
____________________________________________________________________________

Number of Shares Beneficially Owned By Each Reporting Person With;

5.   Sole Voting Power

     4,120,424 Shares
____________________________________________________________________________

6.   Shared Voting Power

     0 Shares
____________________________________________________________________________

7.   Sole Dispositive Power

     4,120,424 Shares
____________________________________________________________________________
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CUSIP No. 48666510                                         Page 3 of 7
          --------


___________________________________________________________________________

8.   Shared Dispositive Power

     0 Shares
____________________________________________________________________________

9.   Aggregate Amount Beneficially Owned by Each Reporting Person.

     4,120,424 Shares
____________________________________________________________________________

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares.

     Not Applicable
____________________________________________________________________________

11.  Percent of Class Represented by Amount in Row 9.

     12.7%
____________________________________________________________________________

12.  Type of Reporting Person.

     IN
____________________________________________________________________________
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CUSIP No. 48666510                                         Page 4 of 7
          --------


                                 SCHEDULE 13G


Item 1(a).  Name of Issuer:
---------------------------

Keane, Inc.


Item 1(b).  Address of Issuer's Principal Executive Offices:
------------------------------------------------------------

Ten City Square
Boston, Massachusetts 02129


Item 2(a).  Name of Person Filing:
----------------------------------

John F. Keane


Item 2(b).  Address of
Principal Business Office or, if None, Residence:
-------------------------------------------------

Ten City Square
Boston, Massachusetts 02129


Item 2(c).  Citizenship:
------------------------

United States of America


Item 2(d).  Title of Class of Securities:
-----------------------------------------

Common Stock, $.10 par value per share


Item 2(e).  CUSIP Number:
-------------------------

48666510

Item 3:
-------

Not Applicable
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CUSIP No. 48666510                                         Page 5 of 7
          --------


Item 4.  Ownership:
-------------------

     (a) Amount Beneficially Owned:

     4,120,424 Shares


     (b) Percent of Class:

     12.7%


     (c) Number of shares as to which such person has:

          (i)    sole power to vote or to direct the vote:

                 4,120,424 Shares;

          (ii)   shared power to vote or to direct the vote:

                 0 Shares;

          (iii)  sole power to dispose or to direct the
                 disposition of:

                 4,120,424 Shares;

          (iv) shared power to dispose or to direct the disposition of:

                 0 Shares.


Item 5.  Ownership of Five Percent or Less of a Class:
------------------------------------------------------

Not Applicable
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CUSIP No. 48666510                                         Page 6 of 7
          --------


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:
-------------------------------------------------------------------------

Trustees of Three Trusts f/o/b
Mr. Keane's Children
c/o Ten City Square
Boston, MA 02129


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported by the Parent Holding Company:
------------------------------------------------------------------------------

Not Applicable


Item 8.   Identification and Classification
of Members of the Group:
--------------------------------------------

Not Applicable


Item 9.   Notice of Dissolution of Group:
----------------------------------------

Not Applicable

Item 10.  Certification:
------------------------

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.
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CUSIP No. 48666510                                         Page 7 of 7
          --------


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         /s/ John F. Keane
                                         --------------------------------
                                         John F. Keane

                                         Date:  February 11, 1997